150403

BARBARA K. CEGAVSKE
Secretary of State
202 North Carson Street
Carson City, Nevada 89701-4201
(775) 684-5708
Website: www.nvsos.gov

Filed in the office of	Document Number
Barbara K. Cegavske	20150117496-86
Barbara K. Cegavske Secretary of State State of Nevada	Filing Date and Time 03/16/2015 11:34 AM
	Entity Number C8080-1990

Certificate of Withdrawal of Certificate of Designation

(PURSUANT TO NRS 78.1955(6))

USE BLACK INK ONLY - DO NOT HIGHLIGHT

ABOVE SPACE IS FOR OFFICE USE ONLY

Certificate of Withdrawal of Certificate of Designation for Nevada Profit Corporations (Pursuant to NRS 78.1955(6))

1. Name of corporation:

Abraxas Petroleum Corporation

2. Following is the resolution by the board of directors authorizing the withdrawal of Certificate of Designation establishing the classes or series of stock:

RESOLVED: That none of the authorized shares of Series 2010 Junior Participating Preferred Stock of the Company ("Series 2010 Preferred Stock") are outstanding and none of the shares of Series 2010 Preferred Stock will be issued; and further

RESOLVED: That all matters set forth in the Certificate of Designations with respect to the Series 2010 Preferred Stock shall be withdrawn and eliminated from the Company's articles of incorporation, as amended, effective upon filing with the Secretary of State of the State of Nevada.

3. No shares of the class or series of stock being withdrawn are outstanding.

4. Signature: (required)

X

Signature of Officer

Filing Fee: $175.00

IMPORTANT: Failure to include any of the above information and submit with the proper fees may cause this filing to be rejected.

This form must be accompanied by appropriate fees.